Exhibit 99.1

CSS Industries, Inc. Reports Sales and Earnings for the Quarter and Year Ended March 31, 2009

PHILADELPHIA--(BUSINESS WIRE)--May 21, 2009--CSS Industries, Inc. (NYSE:CSS) announced today the results of operations for the quarter and year ended March 31, 2009. Sales for the fourth quarter of fiscal 2009 were up slightly to $56,494,000 from $56,399,000 in fiscal 2008. The net loss decreased 18% in the fourth quarter to $5,434,000, or $(.57) per diluted share, from $6,604,000, or $(.63) per diluted share, in fiscal 2008. Sales for fiscal year 2009 decreased 3% to $482,424,000 from $498,253,000 in fiscal 2008, while net income decreased 33% to $16,986,000, or $1.70 per diluted share, from $25,358,000, or $2.31 per diluted share in fiscal 2008. The percentage decline in diluted earnings per share of 10% and 26% for the quarter and year, respectively, is lower than the percentage decline in net income/loss due to the repurchase of stock during the year. The Company’s highly seasonal orientation results in operating losses in the first and fourth quarters of the fiscal year and operating profits in the second and third quarters.

Fourth Quarter Results

Sales were up slightly in the fourth quarter of fiscal 2009 compared to the prior year fourth quarter. Excluding sales of acquired businesses (primarily Hampshire Paper), sales decreased 5% in the fiscal fourth quarter as continued weakness in the economy resulted in reduced sales of our all occasion products. Partially offsetting these reduced sales was the shift of a portion of Valentine shipments from the third quarter into the fourth quarter of fiscal 2009 compared to the prior year. Net loss in the quarter improved over the prior year primarily due to lower incentive compensation and reduced restructuring expenses as severance related to workforce reductions in the fourth quarter of fiscal 2009 were less than restructuring and related costs associated with the closure of two plants in the fourth quarter of fiscal 2008.

Full Fiscal Year Results

Sales declined 3% for the fiscal year ended March 31, 2009 compared to fiscal 2008. Excluding sales of businesses acquired over the last two fiscal years (primarily C.R. Gibson and Hampshire Paper), sales declined 12% due primarily to lower sales of Christmas products, as well as generally reduced buying patterns in the wake of the economic downturn. The decline in net income is primarily related to reduced sales volume, higher material costs, plant inefficiencies resulting from lower production volume and higher interest expense, partially offset by lower incentive compensation. Severance costs related to current year workforce reductions, recognized primarily in the fourth quarter, reduced earnings for the year by $.08 per diluted share. Prior year results were negatively impacted by restructuring and related costs of $.19 per diluted share associated with plant closings in the fourth quarter of fiscal 2008.

Management Comments

Fiscal 2009 was a year of significant challenges. Our calendar 2008 Christmas business was negatively impacted by reduced sales of Christmas gift wrap, gift bags and decorative tissue paper and generally reduced purchases by many of our retailer customers in response to poor retail sales during the calendar Christmas 2007 selling season. The weakening economy in the second half of fiscal 2009 further impacted our sales of all occasion and Christmas products, as some of our customers canceled or delayed purchases and, in certain cases, returned products in the face of the poor retail environment. In addition, charges for severance related to a reduction in our workforce reduced our diluted earnings per share for the fourth quarter of fiscal 2009 by $.07 per diluted share. We did not anticipate this workforce reduction when we previously announced our revised fiscal year 2009 guidance of between $1.70 to $1.90 per diluted share.

We have taken several steps, and continue to take steps, to partially offset the impact of weakening sales in the current economic environment. First, we completed three small acquisitions during fiscal 2009. The largest, Hampshire Paper, a floral supply business that compliments our existing Berwick Offray floral product lines, was purchased on August 5, 2008. The results and integration of this business are on track with our expectations. Next, we acquired the assets of Seastone L.C. on February 20, 2009. Seastone®, a provider of decorative gift card holders expands our gift packaging offering and early indications are that it is being well received in the market. Finally, we acquired the assets of iota™, a provider of stationery products such as notecards, gift wrap, journals and stationery kits on May 19, 2008, to augment the C.R. Gibson stationery offering and to add product design talent to the Company. In addition to these acquisitions, as noted above, we also implemented a reduction in our workforce at the end of March 2009.

As we look forward, early indications for our Christmas offerings indicate that retailers are approaching this Christmas selling season very cautiously and may be reducing their buys to reflect the poor sell throughs experienced during the calendar Christmas 2008 retail selling season. All occasion product demand appears to be improving from the reduced level we experienced in the second half of fiscal 2009; however, it is still too early to determine if a trend is developing for the current fiscal year. Because of the uncertainty related to demand for products, we will not provide earnings guidance for our current fiscal year.

In fiscal 2010, we expect operating cash flow to benefit from opportunities to more aggressively manage our balance sheet. Specifically, we have plans in place to decrease our inventory levels during the current fiscal year.

CSS is a consumer products company primarily engaged in the design and sale of seasonal and all occasion products, principally to mass market retailers. These products include gift wrap, gift bags, gift boxes, boxed greeting cards, gift tags, gift card holders, decorative tissue paper, decorations, floral accessories, classroom exchange Valentines, decorative ribbons and bows, Halloween masks, costumes, make-ups and novelties, Easter egg dyes and novelties, craft and educational products, memory books, stationery, journals and notecards, infant and wedding photo albums and scrapbooks, and other gift items that commemorate life’s celebrations.

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 including, among others, statements relating to expected future sales volume, expected operating cash flow, including the impact of any reductions of inventory levels, the expected impact of cost saving initiatives, and the expected impact of acquisition integrations. Forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management as to future events and financial performance with respect to the Company’s operations. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they were made. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including without limitation, general market and economic conditions; increased competition; increased operating costs, including labor-related and energy costs and costs relating to the imposition or retrospective application of duties on imported products; currency risks and other risks associated with international markets; risks associated with acquisitions, including acquisition integration costs and the risk that the Company may not be able to integrate and derive the expected benefits from such acquisitions; risks associated with the Company’s enterprise resource planning systems standardization project, including the risk that the cost of the project will exceed expectations, the risk that the expected benefits of the project will not be realized and the risk that implementation of the project will interfere with and adversely affect the Company’s operations and financial performance; the risk that customers may become insolvent, may delay payments or may impose deductions or penalties on amounts owed to the Company; costs of compliance with governmental regulations and government investigations; liability associated with non-compliance with governmental regulations, including regulations pertaining to the environment, Federal and state employment laws, and import and export controls and customs laws; and other factors described more fully in the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2008 and elsewhere in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

CSS’ consolidated results of operations for the three months and years ended March 31, 2009 and 2008 and condensed consolidated balance sheets and cash flows as of and for the years ended March 31, 2009 and 2008 follow:

CSS INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Year Ended March 31,		Three Months Ended March 31,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)	(Unaudited)

SALES	$482,424	$498,253	$56,494	$56,399

COSTS AND EXPENSES
Cost of sales	356,115	360,708	40,981	39,718
Selling, general and administrative expenses	96,723	96,703	22,505	25,210
Restructuring expenses, net	1,138	1,717	1,413	1,719
Interest expense, net	2,551	974	258	254
Other expense (income), net	7	(682)	(188)	(230)

	456,534	459,420	64,969	66,671

INCOME (LOSS) BEFORE INCOME TAXES	25,890	38,833	(8,475)	(10,272)

INCOME TAX EXPENSE (BENEFIT)	8,904	13,475	(3,041)	(3,668)

NET INCOME (LOSS)	$16,986	$25,358	$(5,434)	$(6,604)

NET INCOME (LOSS) PER COMMON SHARE
Basic	$1.71	$2.36	$(.57)	$(.63)
Diluted	$1.70	$2.31	$(.57)	$(.63)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	9,909	10,732	9,605	10,428
Diluted	9,990	10,993	9,605	10,428

CSS INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2009	March 31, 2008
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$2,179	$28,109
Accounts receivable, net	43,741	39,144
Inventories	99,971	105,532
Deferred income taxes	5,758	7,276
Assets held for sale	1,363	3,590
Other current assets	15,295	16,242

Total current assets	168,307	199,893

PROPERTY, PLANT AND EQUIPMENT, NET	54,942	50,632

OTHER ASSETS
Intangible assets, net	94,907	90,815
Other	4,103	3,701

Total other assets	99,010	94,516

Total assets	$322,259	$345,041

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Notes payable	$4,150	$-
Current portion of long-term debt	10,479	10,246
Other current liabilities	39,307	53,647

Total current liabilities	53,936	63,893

LONG-TERM DEBT	485	10,192

OTHER LONG-TERM OBLIGATIONS	4,376	6,121

DEFERRED INCOME TAXES	4,208	2,482

STOCKHOLDERS’ EQUITY	259,254	262,353

Total liabilities and stockholders’ equity	$322,259	$345,041

CSS INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Years Ended
	March 31,
	2009	2008
	(Unaudited)
Cash flows from operating activities:
Net income	$16,986	$25,358
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,195	13,218
Deferred tax provision	3,244	2,622
Compensation expense related to stock options	2,632	2,830
Changes in assets and liabilities, net of effects of acquisitions	(7,736)	(3,175)
Other	(400)	841
Net cash provided by operating activities	27,921	41,694
Cash flows from investing activities:
Purchase of businesses, net of cash received of $2 in 2008	(11,164)	(71,145)
Final payment of purchase price for a business previously acquired	(2,700)	-
Purchase of property, plant and equipment	(14,143)	(8,330)
Proceeds from sale of assets	3,227	3,092
Net cash used for investing activities	(27,780)	(76,383)
Cash flows from financing activities:
Payments on long-term debt obligations	(10,417)	(10,149)
Borrowings on notes payable	545,385	186,900
Payments on notes payable	(541,235)	(186,900)
Payment of financing transaction costs	(621)	-
Dividends paid	(5,939)	(5,983)
Purchase of treasury stock	(16,687)	(25,449)
Proceeds from exercise of stock options	435	3,936
Tax benefit realized for stock options exercised	5	350
Net cash used for financing activities	(29,074)	(37,295)
Effect of exchange rate changes on cash and cash equivalents	3	2
Net (decrease) in cash and cash equivalents	(25,930)	(71,982)
Cash and cash equivalents at beginning of period	28,109	100,091
Cash and cash equivalents at end of period	$ 2,179	$28,109

CONTACT:
CSS Industries, Inc.
Clifford E. Pietrafitta
Chief Financial Officer
215-569-9900